Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Janus International Group, Inc.

Temple, Georgia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 22, 2021, relating to the consolidated financial statements of Janus Midco, LLC which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Atlanta, Georgia

July 16, 2021